The following is a summary of the terms of the notes offered by the preliminary pricing supplement hyperlinked below.  Index Overview  The   MerQube   US Large - Cap Vol Advantage Index (the “Index”) attempts to provide a dynamic rules - based exposure to an unfunded rolling  position in E - Mini ®   S&P 500 ®   futures (the “Futures Contracts”), which reference the S&P 500 ®   Index (the “Constituent”), while targeting a level of  implied volatility, with a maximum exposure to the Futures Contracts of 500% and a minimum exposure to the Futures Contracts   of   0%. The  Index is subject to a 6.0% per annum daily deduction. The Constituent consists of stocks of 500 companies selected to provid e a   performance  benchmark for the U.S. equity markets.  Summary of Terms  Issuer:   JPMorgan Chase Financial Company LLC  Guarantor:   JPMorgan Chase & Co.  Minimum Denomination:   $1,000  Index (Index Ticker):   The   MerQube   US Large - Cap Vol Advantage Index (Bloomberg ticker: MQUSLVA). The level of the Index reflects a  deduction of 6.0% per annum that accrues daily.  Pricing Date:   April 28, 2026  Final Review Date:   April 28, 2031  Maturity Date:   May 1, 2031  Review Dates:   Quarterly  Contingent Interest Rate:   At least 10.45%* per annum, payable quarterly at a rate of at least 2.6125%*, if applicable  Interest Barrier/Trigger Value:   An amount that represents 60.00% of the Initial Value  CUSIP:   46660T5N6  Preliminary Pricing  Supplement:   http://sp.jpmorgan.com/document/cusip/46660T5N6/doctype/Product_Termsheet/document.pdf  Estimated Value:   The estimated value of the notes, when the terms of the notes are set, will not be less than $880.00   per $1,000 principal  amount note. For information about the estimated value of the notes, which likely will be lower than the price you paid for  the notes, please see the hyperlink above.  Automatic Call  If the closing level of the Index on any Review Date (other than the first, second, third and final Review Dates) is greater   tha n or equal to the Initial Value, the  notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000   plus   (b) the Contingent Interest Payment  applicable to that Review Date   plus   (c) any previously unpaid Contingent Interest Payments for any prior Review Dates, payable on the applicable Call  Settlement Date. No further payments will be made on the notes.  Payment at Maturity  If the notes have not been automatically called and the Final Value is greater than or equal to the Trigger Value, you will r ece ive a cash payment at maturity,  for each $1,000 principal amount note, equal to (a) $1,000   plus   (b) the Contingent Interest Payment applicable to the final Review Date   plus   (c) any  previously unpaid Contingent Interest Payments for any prior Review Dates.  If the notes have not been automatically called and the Final Value is less than the Trigger Value, your payment at maturity   per   $1,000 principal amount note  will be calculated as follows:  $1,000 + ($1,000   ×   Index Return)  If the notes have not been automatically called and the Final Value is less than the Trigger Value, you will lose more than 4 0.0 0% of your principal amount at  maturity and could lose all of your principal amount at maturity.  Capitalized terms used but not defined herein shall have the meanings set forth in the preliminary pricing supplement.  Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and t he   credit risk of JPMorgan  Chase & Co., as guarantor of the notes.  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com  5yNC1y Auto Callable Contingent Interest Notes Linked to the   MerQube   US Large - Cap Vol  Advantage Index  North America Structured Investments  Registration Statement  Nos. 333 - 270004 and 333 - 270004 - 01  Dated April 15, 2026  Rule 424(b)(3)  Terms supplement to the prospectus dated April 13, 2023, the prospectus supplement dated April 13, 2023, the product suppleme nt   no. 4 - I dated April 13,  2023, the underlying supplement no. 5 - III dated March 5, 2025 and the prospectus addendum dated June 3, 2024  Index Return  Payment at Maturity (assuming  10.45% per annum   Contingent  Interest Rate)  60.00%   $1,026.125  40.00%   $1,026.125  20.00%   $1,026.125  10.00%   $1,026.125  5.00%   $1,026.125  0.00%   $1,026.125  - 10.00%   $1,026.125  - 20.00%   $1,026.125  - 30.00%   $1,026.125  - 40.00%   $1,026.125  - 40.01%   $599.900  - 50.00%   $500.000  - 60.00%   $400.000  - 80.00%   $200.000  - 100.00%   $0.000  Hypothetical Payment at Maturity**  This table does not demonstrate how your interest payments can vary over the  term of your notes.  * If the notes have not been automatically called and the closing level of the  Index on any Review Date is greater than or equal to the Interest Barrier, you  will receive on the applicable Interest Payment Date for each $1,000 principal  amount note a Contingent Interest Payment equal to at least $26.125  (equivalent to a Contingent Interest Rate of at least 10.45% per annum, payable  at a rate of at least 2.6125% per quarter),   plus   any previously unpaid Contingent  Interest Payments for any prior Review Dates.  ** This table assumes that no previously unpaid Contingent Interest Payment is  payable at maturity. The hypothetical payments on the notes shown above  apply only if you hold the notes for their entire term or until automatically called.  These hypotheticals do not reflect fees or expenses that would be associated  with any sale in the secondary market. If these fees and expenses were  included, the hypothetical payments shown above would likely be lower.  Contingent Interest  Investing in the notes linked to the Index involves a number of risks. See  "Selected Risks" on page 2 of this document, "Risk Factors" in the prospectus  supplement and the relevant product supplement and underlying supplement,  Annex A to the prospectus addendum and "Selected Risk Considerations" in the  relevant pricing supplement.  Neither the Securities and Exchange Commission nor any state securities commission  has approved or disapproved of the notes or passed upon the accuracy or the  adequacy of this document or the relevant product supplement, underlying  supplement, prospectus supplement, prospectus and prospectus addendum. Any  representation to the contrary is a criminal offense.

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com  Selected Risks  Risks Relating to the Notes Generally  •   Your investment in the notes may result in a loss. The notes do not guarantee any return of principal.  •   The notes do not guarantee the payment of interest and may not pay interest at all.  •   The level of the Index will include a 6.0% per annum daily deduction.  •   Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial Company LLC and  JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in  the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan  Chase & Co.  •   As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and  has limited assets.  •   The appreciation potential of the notes is limited to the sum of any Contingent Interest Payments that  may be paid over the term of the notes.  •   The benefit provided by the Trigger Value may terminate on the final Review Date.  •   The automatic call feature may force a potential early exit.  •   No dividend payments or voting rights.  •   Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS) intends to offer to purchase the  notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be  willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of  your principal.  •   The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the  U.S. federal income tax consequences of an investment in the notes.  Risks Relating to Conflicts of Interest  •   Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes,  including acting as calculation agent and hedging our obligations under the notes, and making the  assumptions used to determine the pricing of the notes and the estimated value of the notes when the  terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its  affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes  declines.  •   Our affiliate, JPMS, worked with   MerQube   in developing the guidelines and policies governing the  composition and calculation of the Index.  Selected Risks (continued)  Risks Relating to the Estimated Value and Secondary Market Prices of the Notes  •   The estimated value of the notes will be lower than the original issue price (price to public) of the notes.  •   The estimated value of the notes does not represent future values and may differ from others’ estimates.  •   The estimated value of the notes is determined by reference to an internal funding rate.  •   The value of the notes, which may be reflected in customer account statements, may be higher than the  then - current estimated value of the notes for a limited time period.  Risks Relating to the Index  •   JPMorgan Chase & Co.   is currently one of the companies that make up the S&P 500 ®   Index.  •   The Index may not be successful or outperform any alternative strategy.  •   The Index may not approximate its target volatility.  •   The Index is subject to risks associated with the use of significant leverage.  •   The Index may be significantly uninvested.  •   The Index may be adversely affected if later futures contracts have higher prices than an expiring futures  contract included in the Index.  •   The Index is an excess return index that does not reflect “total returns.”  •   Concentration risks associated with the Index may adversely affect the value of your notes.  •   The Index is subject to significant risks associated with futures contracts, including volatility.  •   Suspension or disruptions of market trading in futures contracts may adversely affect the value of your  notes.  •   The official settlement price and intraday trading prices of the relevant futures contracts may not be readily  available.  •   Changes in the margin requirements for the futures contracts included in the Index may adversely affect  the value of the notes.  •   The Index was established on February 11, 2022 and may perform in unanticipated ways.  Additional Information  Any information relating to performance contained in these materials is illustrative and no assurance is given that any indic ati ve returns, performance or results, whether historical or hypothetical, will be achieved. These  terms are subject to change, and J.P. Morgan undertakes no duty to update this information. This document shall be amended, s upe rseded and replaced in its entirety by a subsequent preliminary pricing supplement  and/or pricing supplement, and the documents referred to therein. In the event any inconsistency between the information pres ent ed herein and any such preliminary pricing supplement and/or pricing supplement, such  preliminary pricing supplement and/or pricing supplement shall govern.  Past performance, and especially hypothetical back - tested performance, is not indicative of future results. Actual performance m ay vary significantly from past performance or any hypothetical back - tested performance.  This type of information has inherent limitations and you should carefully consider these limitations before placing reliance   on   such information.  IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion o f U .S. tax matters contained herein (including any attachments) is not intended or written to be  used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan   Cha se & Co. of any of the matters addressed herein or for the purpose of avoiding U.S.  tax - related penalties.  Investment suitability must be determined individually for each investor, and the financial instruments described herein may   not   be suitable for all investors. This information is not intended to provide and should not be  relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisers as to   the se matters.  This material is not a product of J.P. Morgan Research Departments.  North America Structured Investments  5yNC1y   Auto Callable Contingent Interest Notes Linked to the   MerQube   US Large - Cap Vol Advantage Index  The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable prod uct   supplement and underlying supplement, Annex A to the prospectus addendum and  “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information.